Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Gregory Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 or Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR IMMEDIATE RELEASE

GOTTSCHALKS RECEIVES COURT APPROVAL OF ITS FIRST DAY MOTIONS

~Requests for Debtor-in-Possession Financing Granted~

~Allows the Company to Receive and Pay for Merchandise from Vendors~

~Court Provides Company Authority to Pay Wages and Various Benefits to Associates and to Honor Customer Programs~

FRESNO, CA - January 15, 2009 -- Gottschalks Inc. (Pink Sheets: GOTT.PK) today announced that it has received approval for all of its first day motions from the United States Bankruptcy Court for the District of Delaware. These motions were submitted January 15, 2009, as part of Gottschalks' voluntary filing for reorganization relief under Chapter 11 of the United States Bankruptcy Code.

Gottschalks received court approval for a $125 million debtor-in-possession ("DIP") revolving credit facility to supplement its working capital and provide additional liquidity during the reorganization process. This financing, which is being provided by a group of lenders led by GE Capital, enables the Company to pay vendors and other business partners in the ordinary course for goods and services received after the filing.

Among other first day motions, Gottschalks received authority to continue to make wage and salary payments and continue various benefits for employees as well as honor customer programs, such as returns, exchanges and gift cards.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, stated, "We are pleased to have obtained court approval for our first day motions, a critical first step in Gottschalks' reorganization process. These approvals will ensure that we are able to operate on a normalized basis as we pursue options to create value for stakeholders, including a potential sale of the business. At the same time, we are confident that we will be able to continue serving our loyal customers without interruption."

The case number for Gottschalks, Inc.'s filing is 09-10157. Additional information on the filing can be found by visiting the Company's investor information home page at http://www.gottschalks.com/CompanyInfo/reorganization.aspx and at the Claims Agent's Web site at http://www.kccllc.net/gottschalks.

About Gottschalks
Gottschalks is a regional department store chain, currently operating 58 department stores and three specialty apparel stores in six western states, including California (38), Washington (7), Alaska (5), Oregon (5), Nevada (1) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

Business Risks and Forward Looking Statements
This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to negotiate acceptable definitive agreements governing any transaction described in this release and to thereafter successfully consummate such transaction, adhere to the restrictions and covenants imposed under the Company's new debt agreement and the receipt of anticipated rulings in the Company's pending Chapter 11 proceeding; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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